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QUALITY SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

AHMED HUSSEIN
IBRAHIM FAWZY
EDWIN HOFFMAN
MURRAY BRENNAN, M.D.
THOMAS R. DIBENEDETTO
JOSEPH D. STILWELL

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AHMED HUSSEIN
630 FIFTH AVENUE
SUITE 2258
NEW YORK NY 10111-0100

A Long History of Poor Governance at QSI
(Shareholder Letter #2)

August 13, 2008

Dear Fellow QSI Shareholder:

I have been a shareholder of the Company since 1982 when the Company went public. Here is a review of some actions by the Chairman which I believe belie his claim of independence and are damaging to good governance and to the interests of the shareholders of the Company. I hope that after reading this letter and the other materials I have prepared, you will understand why I am seeking your support to elect six director candidates.

History prior to 1999

QSI became a public company in 1982. Mr. Razin, founder, principal stockholder and current Chairman, served as CEO of the Company from its inception in 1974 until 2000.

Mr. Razin served as Chairman of the Board until 1999 and was a member of the Compensation Committee and Nominating Committee in 1999. Prior to 1999, there were no standing committees of the Board except the Audit Committee. Compensation and nominating decisions were handled by the full Board. Mr. Razin’s wife was also a member of the Board until 1999. During this period, the Company did not distribute any dividends.

The 1999 Consolidated Balance Sheets show an accumulated deficit, or negative retained earnings of $5,966,000, representing the accumulated losses of QSI since its inception. In 1999, stockholders’ equity was below the paid-in capital and the Company, despite its high margins, had cumulatively lost money for 17 years.

Between 1996 and 1999, the share price dropped approximately 90%, which I believe resulted primarily from stockholders’ class actions and derivative lawsuits alleging fraud against the Company and its Directors. By 1999, the Company’s then-CEO and Chairman, Mr. Razin, and his Board came under attack from stockholders. Mr. Razin traveled to meet with me and asked for my help. I was not a Board member at the time. As a result of the meeting I entered into an MOU (Memorandum of Understanding) with the Company. The Company repealed its poison pill and adopted progressive corporate governance. I thus agreed to join the Board. Membership was set at 7 with Mr. Razin as the only insider on the Board. I was named Lead Director by the MOU.

1999 Mr. Razin changes the bylaws without prior review

On July 13, 1999, Donald A. Cook, an independent director, resigned as a member of the QSI Board and indicated that he was resigning for, among other reasons, Mr. Razin’s lack of support for good corporate governance. Mr. Cook provided as anecdotal evidence a QSI Board meeting held on July 6, 1999 during which Mr. Razin read to the QSI Board a proposed amendment to the QSI Bylaws and, without prior review, called for a vote on the proposed amendment. Mr. Cook then resigned.

Corporate governance at QSI has deteriorated considerably since 1999 as is evidenced by the bylaw changes in 2007 described below.

1999 Mr. Razin awards himself and his son options

In July 1999, Mr. Razin, who headed the Compensation Committee, oversaw the award to himself and his son of a substantial number of options at the then current price of the stock which is equivalent today to less than $1.50/share adjusted for splits. Mr. Razin also approved the award of a substantial number of options to management including the President of NextGen. This is unfortunate because Mr. Razin had indicated agreement with the terms of the MOU which was then being drafted between the Company, myself and Lawndale Capital Management. The performance of the Company at the time did not warrant such an award. The stock had dropped about 90% in value between 1996 and 1999. Although the awards took place I found no written record in the Compensation Committee or Board minutes reflecting these awards.

2000 Mr. Razin tries to sell the Company behind the directors’ backs

Early in 2000 I discovered by accident that Mr. Razin was trying to sell the Company behind the directors’ backs. When the Board confronted Mr. Razin he at first denied but later admitted his action. The independent directors voted unanimously to reprimand Mr. Razin and to terminate his employment as CEO immediately. Two of those directors who voted for that resolution were nominated to the Board by Mr. Razin.

2001 The status of Mr. Razin’s son is abruptly changed

David Razin, the Chairman’s son, was considered an executive officer of the Company prior to 2001. The annual filing by the Company in 2001 showed a change in his status to non-executive although his assignments did not change. There was no explanation or indication as to when during the year this actually occurred. The change of status of Mr. Razin’s son took place without my knowledge as the Lead Director of the Company or the knowledge or approval of the Board. This change impacted Mr. Razin’s eligibility to be considered independent by the corporation. Mr. Razin’s son left the Company in 2008.

2002 Mr. Razin gains control of all Board committees

A meeting of the independent Directors was held immediately prior to the commencement of the full Board meeting on August 29, 2002. At the subsequent meeting of the full Board, Mr. Razin, the only non-independent Director on the Board at the time, chaired the meeting and invited present outside counsel to the meeting. Both Mr. Razin and present outside counsel claimed that the lawyer was counsel to the Board prior to 1999. This was not true. I found no evidence that this particular lawyer had previously acted as counsel to the Company.

I objected to the presence of outside counsel at this meeting on the basis that it was I, as Lead Director, who was responsible for determining whether outside counsel should be appointed and not Mr. Razin. I withdrew from the Board meeting in protest. Mr. Razin and the three remaining Directors took action to elect a new Lead Director replacing me and altered the composition of the Board committees so that the committees were composed of three independent Directors, rather than four as previously agreed by the Company in the MOU. Under this new scheme, the three independent Directors aligned with Mr. Razin made up the majority of Directors on each committee, thus eliminating the purposeful balance of Directors that had previously been incorporated into the MOU that structured the Board of Directors. Drs. El Bardai, Zikry and I did not recognize the new Lead or the new independent director committees structured by Mr. Razin.

These actions, taken by the full Board and not by the independent Directors, were within the purview of the independent Directors, and not the full Board. Thus, Mr. Razin, with the help of outside counsel reputedly acting for the Company, engineered the consolidation of his control over the Board and its committees. The good corporate governance structure established by the MOU of 1999 was destroyed.

2003 Mr. Razin tries to sell the Company

Mr. Razin, with the support of the CEO and the president of NextGen, entered into an 8-week no-shop agreement with a competitor to sell the Company based on a price of approximately $5 a share. Drs. El Bardai, Zikry and I, representing half of the independent directors of the Company, opposed the sale. The offer represented almost no premium over the market price of the Company's shares. The deal was not consummated since Quality Systems’ share price in the market moved higher than the offer price during the period of the no-shop agreement.

2004 Board decides to change counsel but is prevented by Mr. Razin

On April 10, 2004, all six independent Directors of the Company met in executive session, on my invitation, and considered only one topic. Those Directors unanimously resolved to replace outside counsel.

On June 3, 2004, a majority of the independent Directors met and voted unanimously to follow the recommendation of the Compensation Committee to conduct an independent investigation of the contents of meeting minutes and certain compensation issues.

At the June 10, 2004 meeting of the full Board, the Board voted 6 to 1 (with Mr. Razin dissenting) to accept the recommendation of the Compensation Committee and to appoint independent counsel. Independent counsel was hired by the head of the Compensation Committee on behalf of the independent Directors. Nevertheless, the work of independent counsel could not proceed, because the Company’s management did not pay the retainer set forth in the contract.

2004 Mr. Razin casts deciding vote for grants of 600,000 options

On June 10, 2004, the Board approved by a 4 to 3 vote a grant of 150,000 options (equal to 600,000 options adjusted for splits) to certain employees of the NextGen division despite a prior recommendation to the Board by a majority of the Compensation Committee to halt the grant of all bonuses and equity options at QSI until independent counsel could be hired to investigate the process and the Board’s own 6 to 1 decision at that meeting to hire independent counsel. This equity compensation was awarded without the approval of the compensation committee or the majority of the independent directors of the Company. Mr. Razin, deemed an insider by the corporation at the time, cast the deciding vote for equity compensation of management.

2004 Mr. Razin hijacks the nominating process and engineers the election of 6 out of 7 directors

In mid-2004, when the Nominating Committee was split, two of the independent Directors on the Nominating Committee, aligned with Mr. Razin, acted as a de facto subcommittee without authorization from the Nominating Committee or the Board. That committee interviewed and recommended the nomination of a new group of five directors. That slate was approved by the Board at its meeting on July 21, 2004, despite the absence from the meeting under protest of one-half of the independent directors of the Company. Those 5 new nominees, and Mr. Razin and I, were elected at the 2004 Annual Meeting. This is a crucial event that led to the present dysfunctional Board.

2004 Mr. Razin hires outside counsel and Board approves his independence

Upon taking their seats on the Board, in late September 2004, following little discussion, the new Directors appointed Mr. Razin’s choice as outside corporate counsel, the same lawyer who had previously served Mr. Razin privately. The Board then requested counsel to take the minutes of Board meetings. The directors authorized Company outside counsel to revise the bylaws in such a manner as to allow the current Board to deem former CEO Mr. Razin independent. Prior to this change in 2004, the Company’s bylaws had purposefully defined “independent director” in a manner that excluded any individual previously employed by the Company. Mr. Razin had not been considered independent by the Board at any prior time.

Mr. Razin, while still deemed an insider by the Company, chose his interim Lead Director and reassigned the membership of the independent director committees, excluding me.

Mr. Love, a new director, assigned himself to research Mr. Razin’s eligibility to be considered independent. Mr. Love wrote an opinion which favored Mr. Razin’s independence. Mr. Love acknowledged that his opinion was that of a layperson.

At the next meeting of the Board on October 28, 2004, the new directors voted unanimously (with myself dissenting) and without much debate to accept the changes to the bylaws prepared by Company outside counsel so that Mr. Razin could be deemed an independent director. The Board did not review the actual language of the bylaw changes. The Board then declared Mr. Razin an independent director, citing Mr. Love’s opinion. I was the only dissenting vote.

At the same meeting Mr. Razin voted with four new independent directors to accept the recommendation of the new compensation committee to award 25,000 seven-year options, vesting immediately (equivalent today to 100,000 options adjusted for splits), to each new director as an incentive for joining the Board, even though they had already joined the Board. In a hastily called meeting on November 1 the Board voted to reduce this award to 6,000 options (equivalent to 24,000 shares today). These awards, in addition to the increase in cash compensation given to the new Board members, were substantially more than double what the directors were promised when they agreed to join the Board. The new directors received compensation which was more than ten times that received by the outgoing Board members.

2005 Mr. Razin gives directors and management 7% of the Company

 The total number of options granted to Directors and executive management in fiscal 2005 was 443,725 Shares (equivalent to 1,774,900 shares post-split), representing a dilution to shareholders of approximately 7% in one year.

2005 The election is won by the Company when Mr. Razin has 900,000 uninstructed votes counted in favor of his slate

In the election of 2005 the Company CEO counted 900,000 uninstructed votes for the Company in a contested election. If a small fraction of these shares had not been counted by the Company I would have won the 3 Board seats I was seeking at the time. This would have meant that the majority of independent directors would have been independent of Mr. Razin and management. A technicality in delivery of my proxy materials caused a lower court to decide in favor of the Company. I appealed the lower court decision.

2006 I entered into a Settlement Agreement which the Company violated from the start

The Company approached me with a settlement proposal. I agreed to a settlement with the Company giving up my appeal in exchange for good governance and the replacement of Company outside counsel. I also asked for balanced committees and that the Chairman’s conduct be consistent with the status of an independent director. The number of directors was increased to 9.

After the new Board was elected pursuant to the Settlement Agreement, the Chairman’s interpretation of the Settlement Agreement was to allow himself total control of the independent directors’ committees through his “deadlock” mechanism and the ability to keep present counsel and to engage other counsel of his choosing.

If accepted, the Chairman’s interpretation of the Settlement Agreement would have meant that I have given up my claims against the Chairman and other directors involved in exchange for no material consideration. Obviously, that was not my intention. I entered into the Settlement Agreement in good faith. The Settlement Agreement was drafted by the Company's counsel. As a matter of law any ambiguity in the agreement should be resolved in my favor.

In order to resolve the dispute, I offered to enter into binding arbitration with the Company. The Company did not respond in any material way. Correspondence by my attorneys in this regard was ignored.

2006 The Company violates the Settlement Agreement by continuing to use same outside counsel

The lawyer that I intended to have removed as the Company’s counsel under the Settlement Agreement was not removed. Instead, he continued to work for the Company and assumed the various responsibilities of corporate counsel, Board counsel, and general counsel. The lawyer also acted as corporate secretary. The lawyer has also represented the Chairman and other Board members and was involved in the formation of a Special Committee that continues to operate after the Settlement Agreement. Even though the lawyer assumed those various roles, he has no written contract with the Company that defines his relationship to the Company or that spells out his duties or responsibilities.

The Special Committee seems to be primarily designed to prevent me from raising any corporate governance issues. The Special Committee lacks transparency and fails to report on its actions to the other members of the Board.

2006 As part of the Settlement Agreement, Mr. Razin nominates a family friend as new director

Mr. Razin nominated Russell Pflueger, a family friend, to be elected as a new director. Mr. Pflueger has never voted contrary to Mr. Razin.

2007 Ten months into the fiscal year, the management incentive plan is changed

In fiscal year 2007 after the Compensation Committee had failed to recommend a change, Mr. Razin convened the independent directors and voted in a 4-3 decision to award management significantly more options ten months into the fiscal year without changing the previously set business goals to be met by management. The management has failed to meet its own projections. The Chairman, who I believe should clearly not have been considered independent, cast the deciding vote.

2007 Bylaws are changed without prior presentation to Board

The present Board approved another change in the bylaws in May 2007. The changes were not read to the directors or previously presented in writing. Yet the majority approved having outside counsel make the changes without reviewing them and without material discussion. Counsel informed the Board that the changes were being made to conform to Nasdaq rules. The changes made it easier for Mr. Razin to be considered independent. The Board chose not to engage in any material discussion of the issues involved.

The change occurred at the Board meeting of May 30, 2007. Steve Plochocki was chosen by Mr. Razin to record the minutes of the Board meeting. Messrs. Fawzy, Hoffman, and I were disturbed that Mr. Plochocki’s minutes stated that a memo describing the changes in the bylaws had been distributed and discussed by the directors before they approved the bylaw changes. There was no memo distributed or read at the Board meeting. None of the directors present, including the CEO of the Company or the corporate outside counsel, could subsequently produce the allegedly distributed material. No meaningful discussion of the bylaw changes took place in the Board meeting. Nevertheless, in the next Board meeting, the minutes of the meetings were approved by a 6-3 vote. Thus, Mr. Razin, management and the directors nominated by Mr. Razin voted to have the minutes represent facts that did not occur.

2008 Bylaws are changed to increase difficulty in mounting a proxy fight

At the May 29, 2008 Board meeting, the Chairman and outside corporate counsel introduced a resolution for bylaw changes. Mr. Fawzy and I received these bylaw changes only a few hours before the Board meeting. I asked corporate outside counsel to explain to me and the other directors the implication of these changes. I did not get a satisfactory answer. The Board was not interested in examining the issue. Board counsel in later correspondence stated that “these bylaw changes were designed to clarify the language in the bylaws of the corporation.” This is inaccurate. In fact, these changes complicate the process of starting a proxy contest by placing new restrictions on stock ownership for those who wish to challenge the Company slate, among other matters.

In the same Board meeting of May 29, 2008, as usual without an agenda item, the Chairman introduced a previously prepared resolution to require that corporate outside counsel attend and take minutes at meetings of every independent directors' committee of the Board. I, as well as the directors I nominated to the Board, pointed out that the committees of the Board were structured by the Settlement Agreement to be balanced. Corporate counsel should be invited to attend meetings of the independent committees only if a majority of the committee members accept his attendance. Imposing corporate counsel on the independent committees is unwelcome interference by the insiders that will corrupt the independence of the committees. Mr. Razin's proposal was passed without any material debate of the issue by a vote of 6 to 3, with Messrs. Fawzy, Hoffman, and I dissenting.

2008 Mr. Razin requests the departing CEO to resign early and replaces him with a family friend as director

On June 23 2008, at the telephonic Board Meeting called for by the Chairman, Mr. Razin introduced without an agenda item, two resolutions prepared in advance by Company outside counsel. These items had not been brought to the Nominating Committee for review prior to the Board meeting as they should have been. They involved replacement of the CEO, a non-independent director, by a new director, Mr. Kaplan, an independent director recommended by Mr. Razin. Both resolutions serve to unbalance the Board in favor of the Chairman. The resolutions were:

1.	To ask Mr. Silverman to resign his Board seat early as of June 30 2008 before his resignation from the Company became effective on August 16, 2008.

2.	To elect Mr. Kaplan to replace Mr. Silverman on the Board.

Mr. Kaplan was referred to Mr. Razin by his son. Mr. Razin is the only director who interviewed Mr. Kaplan. Both Mr. Pflueger, who was added to the Board in connection with the Settlement Agreement, and Mr. Kaplan are close friends of Mr. Razin's son. Mr. Pflueger, in his two year tenure on the Board, has never voted against a resolution proposed by Mr. Razin.

Mr. Razin, who had chaired the Nominating Committee meeting that was held just before the Board meeting on June 23, did not even bother to inform the Nominating Committee that he planned to propose electing Mr. Kaplan to the Board and to ask Lou Silverman to resign his Board seat as soon as possible.

In electing Mr. Kaplan to the Board, Mr. Razin and his Board have violated the bylaws of the Company by failing to refer the matter to the Nominating Committee.

Both resolutions came as a surprise because they were not part of the agenda for the meeting. They were voted on without any material discussion. The vote was 4 to 3 with the President of NextGen abstaining.

The corporate outside counsel and the Chairman discovered that 5 votes were needed in order to pass these resolutions. Mr. Razin called for another meeting. A telephonic Board meeting was held on June 27, 2008. The resolutions regarding the early resignation of the CEO and election of Mr. Kaplan, which had previously failed, were reconsidered. This time the vote was 5-3 with the President of NextGen changing his mind and casting his vote in favor of asking the CEO to resign early and to replace him on the Board with Mr. Kaplan.

Mr. Razin, without an agenda item, introduced a resolution prepared by Company counsel to assign Mr. Kaplan to all standing committees of the Board. The new assignment of Mr. Kaplan to all independent directors’ committees of the Board changed the size of all the committees from 4 to 5 and unbalanced the committees in favor of Mr. Razin.

Assigning Mr. Kaplan to all the standing independent committees of the Board violates the Settlement Agreement of August 2006. The Settlement Agreement set out the structure of the present Board and all its committees until a Board is elected in 2008.

The Board hastily agreed to assign Mr. Kaplan to all the independent directors’ committees, ignoring the objections of Messrs. Fawzy, Hoffman, and myself.

On July 15, 2008, the Nominating Committee and the Board were again convened at the invitation of Mr. Razin. Mr. Fawzy and I did not attend the Nominating Committee meeting in protest of the improper election of Mr. Kaplan to the Board and all the independent directors’ committees. Our lawyer wrote to the Company, but the Company did not respond as usual.

The Board met on July 15, 2008 minutes after the Nominating Committee had convened. The agenda did not list that there would be a resolution to reduce the Company’s slate of directors from 9 to 8. No reason was given at the meeting. One of the Company’s nominees was dropped. It was stated that the Nominating Committee presented this recommendation. The vote was 6-3. The preliminary proxy statement of the Company listing its slate of eight was filed the next day.

2008 The Company files a preliminary proxy statement replete with inaccuracies and erroneous claims

Please see my enclosed Shareholder Letter #1.

Other developments

In a Board meeting on August 4, 2008, the Company proposed, without prior notice or agenda item, to raise the quarterly dividend by 20% (from $0.25 to $0.30 per share), as described in my enclosed Shareholder Letter #1.

On August 11, 2008, the Company named Steve Plochocki as the new CEO of the Company starting August 16, 2008, based on the recommendation of a special search committee. As outlined in my enclosed Shareholder Letter #1, the search committee was proposed and chaired by Mr. Razin and included Messrs. Pflueger and Love (two of Mr. Razin's nominees to the Board).

Mr. Razin called for the Compensation Committee to approve Mr. Plochocki's employment contract as CEO of the Company followed by a meeting of the independent directors' committee and finally by a meeting of the Board to endorse the Chairman's actions. Mr. Plochocki's contract was negotiated by Mr. Razin with his special search committee.

The Compensation Committee failed to recommend the approval of Mr. Plochocki's contract, so the matter was referred to the independent directors' committee. Mr. Razin presided over the independent directors' committee meeting and cast the deciding vote to approve Mr. Plochocki's employment contract. Mr. Razin was joined by Messrs. Love, Pflueger, and Kaplan. Mr. Kaplan is the new director elected as described above by Mr. Razin.

Mr. Plochocki's employment contract as CEO was hastily approved by the Board. Three weeks before a shareholder meeting that may result in a new Board, Mr. Razin made it more difficult, due to the terms of the contract, for a new Board to replace his choice of CEO.

Mr. Plochocki has clearly earned his wings with Mr. Razin. In his four year tenure on the Board, he has not voted against any resolution proposed by Mr. Razin. Mr. Plochocki was always ready when Mr. Razin needed someone to second or approve any resolution made by Mr. Razin. An examination of the minutes would show that the votes of Messrs. Plochocki, Love, and Pflueger provided cover for Mr. Razin's executive, controlling actions that are totally inconsistent with his claims of independence.

As this chronological summary demonstrates, the Chairman and his supporters on the Board have concentrated principally on increasing and strengthening Mr. Razin’s control over the Board and management. A review of the minutes of the Board meetings, as poorly as they are kept by the Company, clearly demonstrates that a majority of our present Board has failed in its responsibility to oversee management.

Can you really afford to vote for Mr. Razin and his Board?

I am honored to join with a distinguished slate of individuals. I have nominated Dr. Murray Brennan, Tom DiBenedetto, Joe Stilwell, Ibrahim Fawzy, Edwin Hoffman and myself, and I am grateful they have agreed to serve as directors of our Company.

I urge you to join in giving us your support.

PLEASE VOTE THE ENCLOSED BLUE CARD TODAY.

If you have any questions or need any assistance voting your shares, please contact my proxy solicitation firm:

The Altman Group, Inc.
Toll free at (866) 856-4969
Sincerely yours,

Ahmed Hussein

YOUR VOTE IS IMPORTANT,
NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

➢	If your shares are registered in your own name, please sign, date and mail the enclosed BLUE Proxy Card and return it in the postage paid envelope provided today.

➢
If your shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a BLUE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Proxy Card in the postage-paid envelope provided to ensure that your shares are voted.

➢
Please do not send back any white proxy card you receive, even to vote against the management nominees. Doing so will cancel any prior vote you cast on the BLUE card. Please return only the BLUE proxy card.

➢
Even if you have already returned a white proxy card, you have every right to change your vote. You can still support our nominees by returning the enclosed BLUE proxy card. Only your latest dated proxy card will count.

On August 13, 2008, Ahmed Hussein filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the September 4, 2008 annual meeting of shareholders of Quality Systems, Inc. Mr. Hussein commenced mailing copies of the definitive proxy statement to shareholders on August 14, 2008. The definitive proxy statement includes information regarding the participants in the solicitation and their direct or indirect interests and security holdings in Quality Systems, Inc. Investors and security holders are urged to read Mr. Hussein's definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Mr. Hussein with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Ahmed Hussein c/o National Investment Co., 630 Fifth Avenue, Suite 2258, New York, New York 10111-0100, or by contacting The Altman Group, Inc., toll free at (866) 856-4969 .